                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          November 21, 2001


                     RAWLINGS SPORTING GOODS COMPANY, INC.
                     -------------------------------------
             (Exact name of Registrant as specified in its charter)


        Delaware                        0-24450                  43-1674348
        --------                        -------                  ----------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)


         1859 Intertech Drive, Fenton, Missouri                 63026
         --------------------------------------                --------
        (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code    (314)349-5000
                                                   ----------------

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ITEM 9. REGULATION FD DISCLOSURE.

     Pursuant to the Investment Purchase Agreement (the "Purchase Agreement") by and between Rawlings Sporting Goods Company, Inc. (the "Company") and Bull Run Corporation, dated as of November 21, 1997, Bull Run was obligated to pay the Company approximately $1.8 million on or before November 21, 2001 for the second and final installment of the purchase price, plus interest, for warrants to purchase 925,804 shares of Common Stock. The Company has not received such payment and has notified Bull Run that the Company intends to pursue collection efforts on this outstanding balance if such amount is not paid on or before December 6, 2001. The warrants also expired on November 21, 2001 pursuant to its terms.

     Pursuant to agreements with W. James Host and Robert S. Prather, Jr., Messrs. Host and Prather have agreed to resign from the Board of Directors if the warrants issued to Bull Run under the Purchase Agreement were not exercised in full prior to their termination on November 21, 2001. The Company has not received the resignations of either Mr. Host or Mr. Prather. The Company has advised both Directors that the Company will seek enforcement of the provisions of such agreements that require their resignation from the Board of Directors.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   RAWLINGS SPORTING GOODS
                                   COMPANY, INC.

Date: November 26, 2001            By: /s/ Stephen M. O'Hara
                                      ---------------------------------
                                      Stephen M. O'Hara
                                      Chief Executive Officer






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